Exhibit 99.1
NEWS
FOR IMMEDIATE RELEASE
Contacts:
Greg Burns                Mark Nogal            Matt Anderson
Media Relations                Investor Relations        Blackstone
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Allstate Announces Agreement to Sell Allstate Life Insurance Company

NORTHBROOK, Ill., Jan. 26, 2021 – The Allstate Corporation (NYSE: ALL) has agreed to sell Allstate Life Insurance Company (ALIC) to entities managed by Blackstone for $2.8 billion. ALIC holds approximately 80% (or $23 billion) of Allstate’s life and annuity reserves and generated net income of $467 million in 2019 and a net loss of $23 million in the first nine months of 2020. The transaction is subject to regulatory approval with an expected closing in the second half of 2021.

“Allstate is deploying capital out of lower growth and return businesses while continuing to execute our strategy to grow market share in personal property-liability and expand protection solutions for customers,” said Tom Wilson, Chair, President and CEO. “Customers will be protected using non-proprietary life insurance products, as is currently done for annuities. Deployable capital will increase, and the transaction also provides increased transparency to the industry-leading returns of our core protection businesses,” concluded Wilson.

Gilles Dellaert, Global Head of Blackstone Insurance Solutions, said, "We’re pleased to enter into this transaction as Blackstone continues growing its insurance business. We believe our team's extensive experience in the insurance sector and world-class asset origination capabilities will deliver significant benefits to policyholders and investors over the long term."

Transaction details

Allstate will sell ALIC and certain subsidiaries, excluding Allstate Life Insurance Company of New York (ALNY), to entities managed by Blackstone for $2.8 billion, including a pre-closing dividend from ALIC of up to $400 million. All statutory earnings from March 31, 2020, to closing, will be retained by Allstate. The transaction will reduce Allstate’s GAAP reserves by $23 billion. Blackstone will enter into an asset management agreement for ALIC’s $28 billion of investments.

Allstate will retain ownership of ALNY, which has $5 billion of GAAP reserves and is pursuing alternatives to sell or otherwise transfer risk to a third party.

“Allstate has been surgically deploying capital out of spread-based products with life and annuity liabilities declining to $5 billion after the closing of this transaction,” said Mario Rizzo,

Allstate Chief Financial Officer. “The investment portfolio will decline by approximately $28 billion to $63 billion. A financial book loss of approximately $3.1 billion will be recorded in the first quarter of 2021 given the lower returns on equity for the annuity businesses. Adjusted Net Income Return on Equity will increase by approximately 1 percentage point,” concluded Rizzo.

Menes Chee, a Senior Managing Director at Blackstone, said, “We’re excited to have raised long-term capital to invest in the business. Allstate’s team has created a strong book of business and we look forward to helping continue to provide exceptional service to policyholders moving forward.”

J.P. Morgan Securities LLC, Ardea Partners LP and Lazard acted as financial advisers and Willkie Farr & Gallagher LLP was the legal adviser to Allstate. Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC acted as financial advisers and Debevoise & Plimpton LLP was legal adviser to Blackstone.

Webcast
Allstate will conduct a teleconference and webcast at 7:30 a.m. Central Time on Wednesday, Jan. 27, to discuss the transaction. The investor webcast can be accessed at www.allstateinvestors.com. A replay and downloadable audio file will be posted on the company’s website shortly after the event ends.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a wide array of protection for autos, homes, electronic devices and identity theft with more than 172 million policies in force. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.”

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

About Blackstone
Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with $584 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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